UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

First Niagara Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of 2009 Annual Meeting and Proxy Statement

First Niagara Financial Group, Inc.
6950 South Transit Road
P.O. Box 514
Lockport, New York 14095-0514
March 20, 2009
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of stockholders of First Niagara Financial Group, Inc. Our Annual Meeting will be held at The Desmond Hotel, 660 Albany Shaker Road, Albany, New York 12211, on April 28, 2009 at 10:00 a.m. local time.
The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting, which includes a report on our operations, followed by a discussion by our directors and officers who will be present to answer any questions that you and other stockholders may have. Also enclosed for your review is our Annual Report on Form 10-K, which contains detailed information concerning our activities and operating performance.
The business to be conducted at the Annual Meeting consists of the election of two directors; a non-binding proposal to approve our executive compensation programs and policies as discussed in the Compensation Discussion and Analysis; and the ratification of the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2009. Information regarding these matters can be found in the attached proxy statement.
We urge you to vote for the election of directors, to approve our executive compensation programs and policies, and to ratify the appointment of KPMG as our Independent Registered Public Accounting Firm.
You may indicate your vote on the enclosed proxy card, by telephone, or online, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted. Your vote is important.

Sincerely,

John R. Koelmel
President and Chief Executive Officer

First Niagara Financial Group, Inc.
6950 South Transit Road
P.O. Box 514
Lockport, New York 14095-0514
(716) 625-7500
NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
to be held on April 28, 2009
Notice is hereby given that the Annual Meeting of stockholders will be held at The Desmond Hotel, 660 Albany Shaker Road, Albany, New York 12211 on April 28, 2009 at 10:00 a.m. local time.
A proxy statement and proxy card for the Annual Meeting are enclosed. The Annual Meeting is for the purpose of considering and acting upon:
1.	the election of two directors;

2.	a non-binding proposal to approve our executive compensation programs and policies; and

3.	the ratification of the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2009.
In addition, other matters that may properly come before the Annual Meeting, or any adjournments of the Annual Meeting, may also be considered. To date, the Board is not aware of any other such business.
Any action may be taken on the proposals listed above at the Annual Meeting, including all adjournments of the Annual Meeting. Stockholders who owned shares as of the close of business on March 6, 2009 are entitled to attend and vote at the Annual Meeting. A list of eligible stockholders will be available for inspection at the Annual Meeting, as well as for a period of ten days prior to the Annual Meeting, at our Administrative Office located at 6950 South Transit Road, Lockport, New York 14094.
It is important that your shares be represented and voted at the Annual Meeting.

Lockport, New York	John Mineo
March 20, 2009	Corporate Secretary
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 28, 2009. This proxy statement and the Company’s Annual Report on Form 10-K are available at:
http://www.amstock.com/proxyservices/viewmaterials.asp

PROXY STATEMENT
First Niagara Financial Group, Inc.
6950 South Transit Road
P.O. Box 514
Lockport, New York 14095-0514
(716) 625-7500
ANNUAL MEETING OF STOCKHOLDERS
April 28, 2009
This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of First Niagara Financial Group, Inc. (the “Company”) to be used at the Annual Meeting, which will be held at The Desmond Hotel, 660 Albany Shaker Road, Albany, New York 12211 on April 28, 2009 at 10:00 a.m. local time, and all adjournments of the Annual Meeting. The accompanying Notice of Annual Meeting of stockholders and proxy statement are being mailed to stockholders on or about March 27, 2009.
STOCKHOLDERS ENTITLED TO VOTE
Holders of record of our common stock, par value $0.01 per share (“Common Stock”), as of the close of business on March 6, 2009 (the “Record Date”) are entitled to one vote for each share held, except as described below. As of the Record Date, we had 118,606,889 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of at least a majority of the total number of issued and outstanding shares of Common Stock entitled to vote is necessary in order to constitute a quorum at the Annual Meeting. In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.
In accordance with the provisions of our Certificate of Incorporation, record holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit. Our Certificate of Incorporation authorizes the Board:
1.	to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and
2.	to require that any person who is reasonably believed to beneficially own stock in excess of the Limit provide information to enable the Board to implement and appropriately apply the Limit.
VOTING PROCEDURES AND METHOD OF COUNTING VOTES
As to the election of directors, a stockholder may vote “FOR” the election of the two nominees proposed by the Board, or “WITHHOLD AUTHORITY” to vote for the nominees being proposed. Under Delaware law and our Certificate of Incorporation and Bylaws, directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for the nominees being proposed is withheld.
As to the approval of our executive compensation programs and policies and the ratification of KPMG as our Independent Registered Public Accounting Firm, a stockholder may vote “FOR” the item, vote “AGAINST” the item, or “ABSTAIN” from voting on such item. Under our Certificate of Incorporation and Bylaws, the ratification of these matters shall be determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.”
Registered Stockholders
If you are a registered stockholder as of the Record Date, you are able to vote your proxy using any of the following options:
•	by mail — complete the enclosed proxy card and return it in the postage-paid envelope provided;
•	by telephone — call 1-800-776-9437 (in the United States) or 1-718-921-8500 (outside the United States) and then follow the voice instructions. Please have your proxy card and your social security number or tax identification number available when you call; or
•	online — as prompted by the menu found at http://www.voteproxy.com; follow the instructions to obtain your records and submit an electronic ballot. Please have your proxy card and your social security number or tax identification number available when you access this voting site.

Shares Held in Street Name
If you have selected a broker, bank, or other intermediary to hold your Common Stock rather than having them directly registered with our transfer agent, American Stock Transfer & Trust Company (“AST,”) you will receive instructions directly from your broker, bank, or other intermediary in order to vote your shares. Your brokerage firm may also provide the ability to vote your proxy by telephone or online. Please be advised that if you choose to not vote your proxy, your brokerage firm has the authority under applicable stock market rules to vote your shares “FOR” or “AGAINST” routine matters, at its discretion. All of the proposals are deemed to be routine matters. Accordingly, we urge you to vote by following the instructions provided by your broker, bank, or other intermediary.
Proxies solicited for the Annual Meeting will be returned to and tabulated by AST, the inspector of election designated by the Board.
REVOCATION OF PROXIES
Stockholders who execute proxies in the form solicited retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments of the Annual Meeting. Proxies solicited on behalf of the Board will be voted in accordance with the directions given on the proxy card. Where no instructions are indicated, validly executed proxies will be voted “FOR” each of the proposals as set forth in this proxy statement.
Regardless of the voting method you use, you may revoke your proxy and cast a new vote at the Annual Meeting. Accordingly, a proxy may be revoked at any time prior to its exercise by:
•	sending a written notice of revocation to John Mineo, Corporate Secretary, at the address set forth in this proxy statement;
•	properly submitting a duly executed proxy bearing a later date; or
•	attending the Annual Meeting and voting in person.
However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your broker or record holder in order to vote in person at the Annual Meeting.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Persons and groups who beneficially own in excess of 5% of Common Stock are required to file certain reports with the Company and Securities and Exchange Commission (“SEC”) regarding such ownership. The following table summarizes certain information regarding persons whose beneficial ownership is in excess of 5% based on reports filed with the SEC:

	Amount of Shares
Name and Address	Owned and Nature of	Percent of Shares of
of Beneficial Owners	Beneficial Ownership	Common Stock Outstanding

Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105(1)	9,560,969	8.1%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202(2)	9,384,232	7.9%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746(3)	7,945,180	6.7%

(1)	Based on a Schedule 13G filed by Barclays Global Inventors, NA with the SEC on February 5, 2009.

(2)	Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC on February 12, 2009. These securities are owned by various individual and institutional investors which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Based on a Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 9, 2009.

SECURITIES OWNED BY DIRECTORS AND MANAGEMENT
The following table details, as of the Record Date, information concerning the beneficial ownership of our Common Stock by;
•	each director,
•	our principal executive officer, principal financial officer, and three other most highly compensated executive officers in 2008 (collectively, “Named Executive Officers”), and;
•	all directors, Senior Leadership Team members, and Named Executive Officers as a group.
In general, beneficial ownership includes those shares that can be voted or transferred, including shares which may be acquired under stock options that are currently exercisable or become exercisable within 60 days.
Stock Ownership of Directors and Management

							Unvested
			Options				Awards
		Shares Owned	Exercisable				included in
	Position(s) held in the	Directly and	within 60	Beneficial		Percent of	Beneficial
Names	Company	Indirectly(1)	days	Ownership(2)		Class	Ownership(2)
Nominees
Carl A. Florio	Director	707,230	40,000	747,230		*	12,396
David M. Zebro	Director, Vice Chairman	47,960	31,868	79,828		*	11,076
Other Directors
Thomas E. Baker	Director	23,553	8,265	31,818		*	9,276
G. Thomas Bowers	Director, Chairman	96,270	24,500	120,770		*	11,076
Daniel J. Hogarty, Jr.	Director	156,447	19,700	176,147		*	11,076
William H. (Tony) Jones	Director	136,952	25,480	162,432		*	11,782
Daniel W. Judge	Director	113,218	18,416	131,634		*	11,076
John R. Koelmel	President and CEO	138,799	216,123	354,922		*	34,960
George M. Philip	Director	17,984	8,265	26,249		*	9,276
Sharon D. Randaccio	Director	44,460	31,868	76,328		*	11,076
Louise Woerner	Director	78,328	—	78,328		*	11,076
Named Executive Officers who are Not Directors
Michael W. Harrington	Chief Financial Officer	23,973	72,440	96,413		*	3,200
Daniel E. Cantara, III	Executive Vice President	63,949	176,396	240,345		*	7,600
J. Lanier Little	Executive Vice President	14,847	16,340	31,187		*	6,000
Frank J. Polino	Executive Vice President	70,061	141,410	211,471		*	7,660

All directors, Senior Leadership Team, and Named Executive Officers as a group (18 persons)				2,816,246	(3)	2.33%

*	Less than 1%

(1)	Unless otherwise indicated, each person effectively exercises sole, or shared with spouse, voting and dispositive power as to the shares reported.

(2)	Includes shares granted under the First Niagara Financial Group, Inc. 1999 Recognition and Retention Plan and the 2002 Long-Term Incentive Stock Benefit Plan, which are subject to future vesting, but as to which voting may currently be directed.

(3)	Includes 17,204 shares of Common Stock allocated to the accounts of members of the Senior Leadership Team and Named Executive Officers under the First Niagara Financial Group, Inc. Employee Stock Ownership Plan (“ESOP”) and excludes the remaining 4,412,716 shares of Common Stock owned by the ESOP for the benefit of the employees. Under the terms of the ESOP, shares of Common Stock allocated to the account of employees are voted in accordance with the instructions of the respective employees. Unallocated shares are voted by the ESOP Trustee in the same proportion as the vote obtained from participants on allocated shares.
Section 16(a) Beneficial Ownership Reporting Compliance
Our Common Stock is registered with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934. Accordingly, our directors, Senior Leadership Team members, and beneficial owners of more than 10% of our Common Stock are required to disclose beneficial ownership and changes in beneficial ownership on Forms 3, 4, and 5 which are filed with the SEC. At the present time, we have no knowledge of any individual, group, or entity with beneficial ownership of more than 10% of our outstanding Common Stock. In addition, based on our review of ownership reports of our directors and Senior Leadership Team, we determined that two Form 4s were not timely filed for Thomas Baker and George Philip during the year ended December 31, 2008 due to an administrative oversight of the Company.

PROPOSAL I — ELECTION OF DIRECTORS
Our Board currently consists of eleven members and is divided into three classes with one class of directors elected each year. Two directors will be elected at the Annual Meeting to serve for a three-year period and until their respective successors have been duly elected.
The Board has nominated Carl A. Florio and David M. Zebro for election as directors, each of whom has agreed to serve if so elected for a term which expires in 2012. Please refer to the sections entitled “Nominees for Director” and “Stock Ownership of Directors and Management” for additional information regarding the nominees.
It is intended that the proxies solicited on behalf of the Board (other than proxies in which the vote is withheld as to the nominees) will be voted at the Annual Meeting for the election of the nominees. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board may recommend. At this time, the Board is not aware of any reason why the nominees would be unable to serve, if elected. Except as indicated in this document, there are no arrangements or understandings between the nominees and any other person involved in the nomination and selection process.
THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED UNDER PROPOSAL I
The following includes a discussion of the business experience for the past five years for each of our nominees, directors, and named executive officers. The term of office noted for directors includes the initial appointment to the Board of First Niagara Bank.
Nominees for Director
CARL A. FLORIO, 59, has been a director since January 2009. He is the Vice Chairman of Paradigm Capital Management, Inc. and CL King and Associates. He served as a senior executive of the Company upon completion of the merger between the Company and Hudson River Bancorp, Inc., in January 2005 until January 2008. Prior to that, he had been President and Chief Executive Officer of Hudson River Bancorp, Inc.
DAVID M. ZEBRO, 58, has been a director since 2002. He was elected Vice Chairman of the Board, effective October 2007. He is a Principal of Strategic Investments & Holdings, Inc.
Continuing Directors — term to Expire 2010
DANIEL W. JUDGE, 66, has been a director since 1992. He is the President of NetPlus Alliance Inc., a purchasing and marketing group of industrial and contractor supplies distributors.
JOHN R. KOELMEL, 56, has been a director since 2007. He was elected President and Chief Executive Officer in December 2006. Upon joining the Company in January 2004, he served as Executive Vice President and Chief Financial Officer.
GEORGE M. PHILIP, 61, has been a director since 2007. He recently retired as Executive Director of the New York State Teachers’ Retirement System where he continues to serve as an investment advisor. He is the Interim President of the State University of New York at Albany and is a member of the Board of Directors of US Airways Group, Inc.
LOUISE WOERNER, 66, has been a director since 2002. She is the Chairman and Chief Executive Officer of Home Care of Rochester, a certified and licensed home healthcare agency and health research firm.
Continuing Directors — term to Expire 2011
THOMAS E. BAKER, 65, has been a director since 2007. He is currently a director of Computer Task Group, where he also serves as financial expert and Chair of the Audit Committee. He is a retired President of The John R. Oishei Foundation and has been a director since 1998. Prior to that, he was with Price Waterhouse for 33 years, including 20 years as a partner and several years as Managing Partner of the Buffalo office.
G. THOMAS BOWERS, 65, has been a director since 2003. He has been Chairman of the Board since October 2007. He was elected to the Board in January 2003 upon completion of the merger between the Company and Finger Lakes Bancorp, Inc. where he had been Chairman, President, and Chief Executive Officer.
WILLIAM H. (TONY) JONES, 66, has been a director since 2005. He is the President of Roe Jan Independent Publishing Co., Inc., a consultant for community newspapers and similar publications. Upon completion of the merger between the Company and Hudson River Bancorp, Inc., where he had been Chairman, he was elected Vice Chairman of the Board in January 2005 and served in that role through September 2007.
Named Executive Officers who are not Directors
MICHAEL W. HARRINGTON, 45, has been Chief Financial Officer since December 2006. Prior to that, he served as Senior Vice President and Treasurer of the Company since April 2003. Before joining the Company in 2003, he served for one year as Senior Vice President and Chief Financial Officer of Equity Bank, now called Susquehanna Patriot Bank.
J. LANIER LITTLE, 56, has been Executive Vice President, Consumer Banking since February 2008. Prior to that, he was with Wells Fargo and Company for 32 years, most recently as Regional President for Wisconsin, Michigan, and Illinois since 1997.

DANIEL E. CANTARA III, 49, has been Executive Vice President, Commercial Business and Regional President, Western New York, since February 2007. Prior to that, he served as Senior Vice President, Business and Financial Services since June 2001.
FRANK J. POLINO, 49, has been Executive Vice President, Operations since February 2008. Prior to that, he served as Interim Executive Vice President of Consumer Banking since May 2007 and Executive Vice President and Chief Information Officer since February 2001.
BOARD OF DIRECTORS
Board Independence
The Board has determined that, except for Messrs. Florio and Koelmel, each member of the Board is an “independent director” within the meaning of the NASDAQ corporate governance listing standards and our corporate governance guidelines. Mr. Florio is not considered independent because he was employed by the Company through January 2008. Mr. Koelmel is not considered independent because he is an executive officer of the Company.
In reaching its determination regarding the independence of the non-employee directors, the board considered that Messrs. Bowers, Hogarty, Judge, Zebro, and Ms. Woerner had mortgage loans outstanding or lines of credit with First Niagara Bank, the Company’s wholly owned subsidiary. As discussed under “Transactions with Certain Related Persons” (page 10), these credit arrangements are permitted under applicable regulations.
Board Meetings and Committees
During 2008, the Board met 11 times. Each director attended at least 90% of the combined total number of meetings of the Board and Board Committees of which he or she was a member. Consistent with the Company’s corporate governance guidelines, the independent directors meet in executive session at each Board meeting. In addition, our corporate governance guidelines provide that all directors are expected to attend each Annual Meeting. All directors attended the Annual Meeting held on April 29, 2008, and we anticipate that all directors will attend the 2009 Annual Meeting.
The Board has five standing committees: Executive, Governance/Nominating, Audit, Compensation, and Risk. The Board has adopted a written charter for each of the standing committees, which is available on our website at www.fnfg.com.
Executive Committee
The Executive Committee’s primary responsibilities are to act on behalf of the Board between meetings, to handle administrative issues in order to allow for more efficient operations of the Board, as well as, to provide advice and counsel to the CEO. The Executive Committee met three times during 2008.
Governance/Nominating Committee
The primary responsibilities of the Governance/Nominating Committee are to ensure good corporate governance by assisting the Board in identifying qualified individuals for Board membership, in determining the size and composition of the Board and its committees, in monitoring a process to assess Board and Board member effectiveness, as well as developing and implementing the Corporate Governance Guidelines. Our Governance/Nominating Committee is also responsible for the determination of director independence as defined by NASDAQ corporate governance listing standards and administration of the Board’s peer review evaluation. Each member of the Governance/Nominating Committee is considered “independent” as defined in the NASDAQ corporate governance listing standards. The Governance/Nominating Committee met four times during 2008.
Audit Committee
The primary role of the Audit Committee is to assist the Board in fulfilling oversight responsibilities with respect to the integrity of our financial statements and other financial information provided to our stockholders and others. Our Audit Committee oversees the retention of our Independent Registered Public Accounting Firm, including oversight of the terms of the engagement as well as their independence and objectivity. However, Audit Committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the Independent Registered Public Accounting Firm. In addition, the Audit Committee monitors the performance of our internal audit function, internal controls and disclosure controls. The Audit Committee is empowered to retain independent legal counsel and other advisors as deemed necessary or appropriate to assist the committee in fulfilling its responsibilities.
Each member of the Audit Committee is considered “independent” as defined in the NASDAQ corporate governance listing standards and under SEC Rule 10A-3; and the Board believes that Mr. Baker qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the SEC. The report of the Audit Committee is included elsewhere in this proxy statement. The Audit Committee met eight times during 2008.

Compensation Committee
The primary responsibilities of the Compensation Committee are to assist the Board in overseeing workforce development and compensation plans for all employees, setting specific pay levels for directors and Key Executives (as defined on page 12), and ensuring appropriate plans for leadership succession. Our Compensation Committee also administers and has discretionary authority over the issuance of equity awards under our stock compensation plan. Each member of the Compensation Committee is considered “independent” as defined in the NASDAQ corporate governance listing standards. The report of the Compensation Committee is included elsewhere in this proxy statement. The Compensation Committee met six times during 2008.
Risk Committee
The primary responsibilities of the Risk Committee are to assist the Board in fulfilling its oversight responsibilities with respect to risk related matters of the Company, overseeing the Company’s lending policies and approving significant loans, as well as reviewing the trust operations for First Niagara Bank. Each member of the Risk Committee is considered “independent” as defined in the NASDAQ corporate governance listing standards. The Risk Committee met nine times during 2008.
Board Committee Membership
The following chart provides information about Board committee membership and the number of meetings that each committee held in 2008.

Governance/
Names	Executive	Nominating	Audit	Compensation	Risk
Chairman of the Board
G. Thomas Bowers	Chair	Ö	Ö	Ö	Ö
Directors
Thomas E. Baker		Ö	Ö
William H. (Tony) Jones	Ö	Chair
Daniel J. Hogarty, Jr.			Ö		Ö
Daniel W. Judge		Ö		Ö
George M. Philip				Ö	Ö
Sharon D. Randaccio	Ö			Chair
Louise Woerner	Ö		Chair
David M. Zebro	Ö				Chair
Executive Officer
John R. Koelmel	Ö

Number of meetings in 2008	3	4	8	6	9
Director Compensation
Our primary goal is to provide competitive and reasonable compensation to non-executive directors in order to attract and retain qualified candidates to serve on our Board. Directors who are also officers of the Company are not eligible to receive board fees. In establishing compensation levels, we consult such resources as The National Association of Corporate Directors Director Compensation Report, among others. We utilize a combination of cash and stock, and directors are subject to a minimum Common Stock ownership requirement. Within five years after joining the Board, each independent director is required to own $250,000 of our Common Stock.

Compensation
All retainer and meeting fees are paid in cash and are eligible for deferral under the Directors’ Deferred Fees Plan, as defined below. Set forth below is the fee schedule for non-executive directors for the periods indicated:

	2009	2008

Annual Retainer Fees
Company:
Chair	$35,000	35,000
Director	15,000	15,000
First Niagara Bank:
Chair	17,000	17,000
Director	11,000	11,000
Committee Chair:
Audit	7,000	7,000
Compensation	4,000	4,000
Executive, Governance/Nominating, and Risk	2,000	2,000

Board Meeting Fees	1,200	1,200

Committee Fees
Audit and Compensation:
Chair	1,200	1,200
Member	1,200	1,200
Executive, Governance/Nominating, and Risk:
Chair	1,000	1,000
Member	1,000	1,000

Annual restricted stock awards	3,396 shares	3,744 shares
Stock Benefit Plans
Directors are eligible to participate in our stock benefit plans and have received awards of restricted stock; and in prior years, received awards of stock options. Beginning in 2008, the total value of restricted stock awards was targeted at $45,000 per year and the awards vest at the end of each calendar year. For all prior awards of restricted stock, the vesting occurs on a straight line basis over five years. In accordance with our plan documents, the stock options and restricted stock become immediately exercisable upon a director’s normal retirement, death or disability, or upon change in control of the Company.
Deferred Fees Plan
The Directors’ Deferred Fees Plan (the “Deferred Fees Plan”) is a nonqualified compensation plan, which allows a director to defer retainer and meeting fees earned during a calendar year. All amounts deferred by a director are fully vested at all times.
Amounts credited to a deferred fee account may be invested in equity securities, fixed income securities, or money market accounts. There are no preferential earnings on amounts deferred. Upon cessation of service, amounts credited to a director’s account will be paid in substantially equal annual installments, as selected by the director at the time the deferral is made. In late 2008, the plan was amended to allow for deferral of restricted stock awards in the form of restricted stock units beginning with 2009 awards.
In the event a director dies before all payments have been made under the Deferred Fees Plan, the remaining payments will be made to the director’s designated beneficiary. In the event of a director’s death prior to the commencement of benefits under the Deferred Fees Plan, amounts credited to a director’s account will be paid to the director’s beneficiary, in a single lump sum payment or in substantially equal annual installments, as elected by the director at the time the deferral was made. The Deferred Fees Plan also contains provisions which allow for the acceleration of benefits to a director, in whole or in part, in the event of a financial hardship.

2008 Total Director Fees
The table below sets forth the total compensation earned by independent directors who served on our Board during 2008.

	Fees Earned or			All Other
Names	Paid in Cash	Stock Awards(1)(2)(3)	Option Awards(1)(3)	Compensation(4)	Total
Thomas E. Baker	$50,400	$65,029	$25,052	$5,801	$146,282
G. Thomas Bowers	100,600	127,811	—	8,066	236,477
Daniel J. Hogarty, Jr.	54,400	111,610	1,073	8,342	175,425
William H. (Tony) Jones	52,600	101,355	24,939	8,734	187,628
Daniel W. Judge	49,800	45,003	—	7,719	102,522
George M. Philip	53,800	65,029	25,052	5,801	149,682
Sharon D. Randaccio	52,800	93,729	—	7,719	154,248
Louise Woerner	61,400	93,729	—	7,719	162,848
David M. Zebro	55,600	93,729	—	7,719	157,048

(1)	The amounts reflect the expense recognized for financial statement purposes for the year ended December 31, 2008, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share Based Payment, for options and awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in Note 16 to the Company’s audited financial statements for the year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2009.

(2)	SFAS No. 123(R) expense for stock awards for the year ended December 31, 2008 is as follows:

	Awards granted	Awards granted
Names	in 2008	prior to 2008	Total
Thomas E. Baker	$45,003	$20,026	$65,029
G. Thomas Bowers(a)	67,497	60,314	127,811
Daniel J. Hogarty, Jr.	45,003	66,607	111,610
William H. (Tony) Jones	45,003	56,352	101,355
Daniel W. Judge	45,003	—	45,003
George M. Philip	45,003	20,026	65,029
Sharon D. Randaccio	45,003	48,726	93,729
Louise Woerner	45,003	48,726	93,729
David M. Zebro	45,003	48,726	93,729

(a)	Mr. Bowers received an additional award of 1,405 shares totaling $22,494 during 2008, which vested at year end.

(3)	The aggregate number of outstanding awards as of December 31, 2008 is as follows:

Names	Unvested Stock Awards	Options Exercisable	Options Unexercisable
Thomas E. Baker	5,880	8,265	24,795
G. Thomas Bowers	8,560	24,500	—
Daniel J. Hogarty, Jr.	9,873	19,700	—
William H. (Tony) Jones	10,772	19,110	6,370
Daniel W. Judge	8,560	18,416	—
George M. Philip	5,880	8,265	24,795
Sharon D. Randaccio	8,560	31,868	—
Louise Woerner	8,560	—	—
David M. Zebro	8,560	31,868	—

(4)	Represents dividends received during 2008 on unvested restricted stock awards.
Board Nominations
The Governance/Nominating Committee identifies nominees by evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the Governance/Nominating Committee or the Board decides not to renominate a member for re-election, or if the size of the Board is increased, the Governance/Nominating Committee would solicit suggestions for director candidates from all Board members and would consider candidates submitted by stockholders. In addition, the Governance/Nominating Committee is authorized by its charter, subject to prior approval from the Board, to engage a third party to assist in the identification of director nominees. The Governance/Nominating Committee would seek to identify a candidate who at a minimum satisfies the following criteria:
•	has the highest personal and professional ethics and integrity and whose values are compatible with ours;
•	has experiences and achievements demonstrating the ability to exercise and develop good business judgment;

•	is willing to make the necessary time commitment to the Board and its committees, which includes being available for Board and committee meetings;
•	is familiar with the communities in which we operate and/or is actively engaged in community activities;
•	is involved in other activities or interests that do not create a conflict with Board responsibilities or our stockholders; and
•	has the capacity and desire to represent the best interests of our stockholders as a group, and not a special interest group or constituency.
The Governance/Nominating Committee will also take into account whether a candidate satisfies the criteria for “independence” as defined in the NASDAQ corporate governance listing standards, and, if a candidate with financial and accounting expertise is sought for service on the Audit Committee, whether the individual qualifies as an Audit Committee financial expert.
Procedures for the Consideration of Board Candidates Submitted by Stockholders
The Governance/Nominating Committee has adopted procedures for the consideration of Board candidates submitted by stockholders. Any stockholder can submit the names of candidates for director by writing to the Chair of the Governance/Nominating Committee, at First Niagara Financial Group, Inc., 6950 South Transit Road, P.O. Box 514, Lockport, New York 14095-0514. The Chair of the Governance/Nominating Committee must receive a submission prior to November 20, 2009 in order for a candidate to be considered for next year’s Annual Meeting. The submission must include the following information:
•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Governance/Nominating Committee;
•	the qualifications of the candidate and why this candidate is being proposed;
•	the name and address of the nominating stockholder as it appears on our stock ownership records, and number of shares of our Common Stock that are beneficially owned (if the stockholder is not a holder of record, appropriate evidence of stock ownership should be provided);
•	the name, address, and contact information for the nominated candidate, and the number of shares of our Common Stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stock ownership should be provided);
•	a statement of the candidate’s business and educational experience;
•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;
•	a statement detailing any relationship between the candidate and the Company and between the candidate and any customer, supplier or competitor of the Company;
•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.
A nomination for Board candidates submitted by a stockholder for presentation at an Annual Meeting must comply with the procedural and informational requirements described in “Advance Notice of Business to Be Conducted at an Annual Meeting.” There were no submissions by stockholders owning more than 5% of our outstanding common stock for a period of one year for Board nominees for our Annual Meeting.
Stockholder Communications with the Board
Stockholders who wish to communicate with our Board or with any director can write to the Chair of the Governance/Nominating Committee at First Niagara Financial Group, Inc., 6950 South Transit Road, P.O. Box 514, Lockport, New York 14095-0514. The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Chair will:
•	forward the communication to the director(s) to whom it is addressed;
•	handle the inquiry directly, for example, a request for information about the Company or a stock-related matter; or
•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.
At each Board meeting, the Chair of the Governance/Nominating Committee shall present a summary of all communications received since the last meeting and make those communications available to the directors upon request.

Code of Ethics
We have adopted a general Code of Ethics that sets forth standards of ethical business conduct for all directors, officers, and employees of the Company. Additionally, we have adopted a Code of Ethics for senior financial officers that is in conformity with the requirements of the Sarbanes-Oxley Act of 2002 and the NASDAQ listing standards. Both documents, in addition to any amendments to or waivers from the Code of Ethics, are available on our website at www.fnfg.com.
The Board has established a means for employees, customers, suppliers, stockholders, and other interested parties to submit confidential and anonymous reports of suspected or actual violations of our Code of Ethics relating, among other things, to:
•	accounting practices, internal accounting controls, or auditing matters and procedures;
•	theft or fraud of any amount;
•	insider trading;
•	performance and execution of contracts;
•	conflicts of interest; and
•	violations of securities and antitrust laws.
Any employee, stockholder, or other interested party can submit a report to the Audit Committee either:
•	by calling a 24-hour, toll-free hotline: 1-877-874-8416
•	by secure email at the following website: http://firstniagara.silentwhistle.com
Transactions with Certain Related Persons
Federal laws and regulations generally require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, regulations also permit executive officers and directors to receive the same terms through loan programs that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Pursuant to such a program, loans have been extended to directors and executive officers, which are on substantially the same terms as those terms prevailing at the time for comparable transactions with the general public, except as to the interest rate charged, which rate is the same as available to all employees. These loans do not involve more than the normal risk of repayment or contain other terms which may be unfavorable to the Company.
Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, one of which is applicable to First Niagara Bank. Sarbanes-Oxley does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to our directors and Key Executives are made in conformity with the Federal Reserve Act and Regulation O.
Our Audit Committee Charter requires that the Audit Committee approve all related party transactions required to be disclosed under Item 404(a) of SEC Regulation S-K.

THE AUDIT COMMITTEE REPORT
Management is responsible for the Company’s consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our Independent Registered Public Accounting Firm (the “Firm”) is responsible for expressing an opinion based on the audits of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and the effectiveness of the Company’s internal controls over financial reporting based on the criteria established by Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee’s responsibility is to monitor and oversee these processes. As part of its ongoing activities, the Audit Committee has:
•	reviewed and discussed with management and the Firm the Company’s audited consolidated financial statements for the year ended December 31, 2008 and management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2008;
•	met regularly with our Chief Executive Officer, Chief Financial Officer, Chief Risk Officer, internal auditors, and the Firm, both together and in separate executive sessions, to discuss the scope and the results of their respective examinations and the overall quality of the Company’s financial reporting and internal controls;
•	discussed with the Firm the required communications of Statement on Auditing Standards No. 61, Communications with Audit Committees;
•	received the written disclosures from the Firm required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, and discussed with the Firm its independence from the Company;
•	pre-approved all audit, audit related and other services to be provided by the Firm; and
•	reviewed and approved the Risk Based Internal Audit Plan.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and be filed with the SEC. In addition, the Audit Committee appointed KPMG as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2009, subject to the ratification of this appointment by the stockholders.
The Audit Committee

Thomas E. Baker	G. Thomas Bowers
Daniel J. Hogarty, Jr.	Louise Woerner (Chair)

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
During 2008, significant turmoil and declines in asset values led to decreased confidence in the financial markets and resulted in extreme volatility in the capital and credit markets. Although the industry was challenged, we achieved very strong financial results during 2008. Our operating earnings increased 9% from 2007, which compared very favorably relative to our peer group, which declined 43%. We also achieved 24% growth in commercial and industrial lending, 14% growth in overall commercial lending, core deposit growth of 7%, and the highest net interest margin in three years. Additionally, our stock performance compared extremely favorably to our peers and the banking industry, increasing 34% for 2008, compared to a 49% decrease for our peers and a 45% decrease for the industry. Our strong performance allowed us to raise $108.8 million of additional capital in a syndicated follow-on stock offering in October 2008.
In response to deteriorating market conditions, the U.S. Department of the Treasury (“Treasury”) made available $250 billion of capital to financial institutions in an effort to support capital levels and encourage lending. In November 2008, we participated in the Treasury’s Capital Purchase Program (“CPP”) whereby we received $184.0 million of additional capital in exchange for 184 thousand shares of 5% cumulative perpetual preferred stock and a warrant issued to the Treasury to purchase 1.9 million shares of our Common Stock. While the CPP initially targeted ailing institutions, it subsequently focused on encouraging healthy banks to participate. The purpose of this capital infusion is to help stimulate healthy banks like First Niagara to expand loans to consumers. We are dedicated to this charge and have continued to actively make loans. In fact, we lent more than four times as much as we received from the Treasury’s investment during the fourth quarter of 2008. We originated $814.7 million in new loans and lines of credit during the quarter, an increase of $126.0 million, or 18%, as compared to the third quarter of 2008.
Furthermore, as part of the agreement with the Treasury, our senior executive officers signed a waiver to agree to the terms of the regulations which restrict their compensation. In addition, we will continue to conduct regular reviews of our compensation and incentive programs for 2009 to ensure they align with our business objectives and do not motivate unnecessary and excessive risk taking that could adversely affect our financial condition.
Our discussion that follows focuses on compensation practices related to our Named Executive Officers and certain other members of senior management (collectively, “Key Executives”) for the most recently completed calendar year. We believe that the performance of each of our Key Executives has the potential to impact both our short and long-term performance and profitability, and our compensation program is designed to provide rewards commensurate with our performance.
Compensation Philosophy and Objectives
The Compensation Committee (“Committee”) believes that the most effective executive compensation program is one that rewards the achievement of established short and long-term and strategic goals, and aligns executives’ interests with those of the stockholders and the long-term interests of the Company. The Committee evaluates both performance and compensation relative to the compensation paid to similar executives at comparably sized and geographically located banks. Our goal is to ensure we maintain an appropriate relationship between the compensation of our Key Executives, relative to both our own performance and that of the industry in general. It is also our goal to provide a competitive total compensation program that allows us to attract and retain superior employees in key positions. In summary, our core objectives for the compensation program are to:
•	provide alignment between pay and performance (short and long-term);
•	align executive interests with those of stockholders;
•	be competitive with the marketplace; and
•	enable the Company to attract, motivate, and retain top talent.
We accomplish these objectives through a total compensation program that balances fixed and variable incentive compensation with a focus on providing rewards to executives for their contributions to further our short and long-term performance. In today’s challenging business environment, we also appreciate the need to balance our desire for superior performance with assurance that our programs do not motivate excessive risk taking that can threaten the long-term value of the Company. We believe a well balanced program will focus our executives on the core business objectives and provide rewards that recognize short-term performance but place a greater emphasis on long-term performance.
Our program starts by targeting each element of compensation at market median (i.e. 50th percentile) where performance achieves stated expectations. Actual compensation will vary above or below median to reflect performance as follows:
•	Base salaries are targeted at market median, with a range of +/- 20% to allow for recognition of each individual executive’s role, contribution, performance, and experience.
•	Short-term incentive targets reflect market median with actual payouts that range from 0% to 225% of target which is based on a combination of pre-determined net income goals and our performance relative to our annual Balanced Scorecard.

•	Long-term incentives are made at levels commensurate with market median. Value to executives will only result if our stock price increases and we meet predefined earnings per share goals. These incentives are intended to reward performance, align executives with stockholder interests, and provide retention of our Key Executives.
•	Benefits are provided but the focus and value of these awards are intentionally set to be conservatively competitive but also appropriate to attract and retain talented individuals.
Total compensation is expected to vary each year, and evolve over the long-term to reflect our performance relative to our peers and the industry with corresponding return to our stockholders.
The Committee annually reviews the executive compensation philosophy to ensure it is achieving desired objectives. Prior to 2008, the Compensation philosophy reflected a more highly leveraged approach that targeted below market base salaries and above market incentive compensation. In 2007, the Committee simplified and revised the compensation philosophy to better align with market practice and pay for performance objectives. This resulted in some adjustments to base salaries (to bring to market pay levels) and reductions in incentive targets for short and long-term awards.
The new philosophy went into effect at the start of 2008 with new total compensation guidelines (i.e. base salary, short and long-term incentive targets). During the year, the Committee reviewed the results of the implementation of this new philosophy and found the new program targets remained consistent with market practice and decided to retain these pay guidelines for 2009. Going forward, the Committee will continue to review, evaluate, and revise the philosophy as appropriate to meet desired objectives.
Compensation-Related Governance and Role of the Compensation Committee
Role of the Compensation Committee
The Committee is responsible for discharging the Board’s responsibilities in executive compensation matters and for establishing policies that govern employee compensation and short and long-term incentive compensation plans. The Committee reviews all compensation elements of the Company’s CEO and the Key Executives’ compensation, including base salary, annual short and long-term incentives, and benefits. Four members of the Board serve on the Committee, each of whom is independent. As part of its responsibilities, the Committee also reviewed and updated its charter in 2008 to more clearly define its role, a copy of which can be viewed on the Company’s website at www.fnfg.com. The Chairman of the Committee reports on Committee actions at meetings of the Board.
Role of the Compensation Consultant and Advisors
The Committee has the authority to hire, fire, and seek the services of consulting and advisory firms as it deems appropriate. These advisors serve as independent council and report directly to the Committee. The Committee does not prohibit its advisors from providing services to management, but such engagement must be requested or approved by the Committee. The Committee’s advisors conducted no separate engagements with management in 2008.
During 2008, the Committee continued its relationship with Pearl Meyer & Partners and engaged the firm to conduct an updated comprehensive review of our executive compensation programs and policies. In addition to the consultant from Pearl Meyer & Partners, the Committee also utilizes the services of the law firm of Luse Gorman Pomerenk & Schick, P.C. and had direct access to these legal and compensation advisors throughout the year.
Role of CEO and Management
Although the Committee is ultimately responsible for Key Executive compensation decisions, information and input from management is critical to ensuring the Committee and its advisors have the information needed to make informed decisions. Below is a summary of the role of management in helping the Committee discharge its responsibilities:
•	The CEO develops proposed Company goals and suggests potential incentive performance metrics. The Committee approves the final goals and weights used for executive short and long-term performance awards.
•	The CEO provides an annual self-assessment of his performance to the Chairman of the Board who facilitates Board input and review at the end of each year. The Chairman of the Board is a member of the Committee and ensures feedback is shared with the Committee for the purposes of making informed compensation decisions.
•	The CEO presents Key Executives’ performance summaries and recommendations relating to Key Executives’ compensation to the Committee for ultimate approval.
•	The CEO and Senior Vice President, Human Resources, provide the Committee with data necessary to evaluate and implement compensation proposals and programs.
•	The Senior Vice President, Human Resources, provides data and information and serves as advisor to the Committee as needed.
•	The Senior Vice President, Human Resources, works with outside consultants to provide data and information relative to the Committee’s needs and objectives.

The Committee makes recommendations on the CEO compensation package and any key actions related to CEO compensation for final approval by the Board. Decisions regarding other direct reports to the CEO are made by the Committee considering recommendations from the CEO, as well as input from the compensation consultants as requested.
Considerations in Determining Executive Compensation
In 2008, Pearl Meyer & Partners updated its compensation review. The results of this analysis were used by the Committee to review the effectiveness of its compensation philosophy and to assess programs and pay levels to facilitate decisions going forward. Pearl Meyer & Partners also attended several Committee meetings in person and provided support on issues such as short and long-term incentive plan design, risk assessment review, stock ownership guidelines, and proxy disclosure.
Compensation Benchmarking
Understanding the industry landscape is a key element the Committee considers in setting program targets and making compensation decisions. Similar to past practice, the Committee’s consultant used multiple data sources in conducting its competitive review. A primary source of information was a peer group of institutions of similar asset size and regional location. While the peer group selection process remains the same (i.e. banks of similar size and region), the actual companies may vary year to year due to changes in the market place, acquisitions, divestitures, and business focus of the Company or the comparable companies. The peer group typically targets approximately 20 institutions ranging from one-half to two times the Company’s size. The objective is to position the Company at approximately the median. The 2008 peer group was as follows:
AMCORE Financial, Inc.
Citizens Republic Bancorp
Commerce Bancshares, Inc.
First Commonwealth Financial
FirstMerit Corporation
First Midwest Bancorp, Inc.
F.N.B. Corporation
Fulton Financial Corporation
MB Financial, Inc.
National Penn Bancshares, Inc.
NBT Bancorp Inc.
New Alliance Bancshares, Inc.
Northwest Bancorp, Inc.
Old National Bancorp
Park National Corporation
People’s United Financial
Provident Bankshares Corporation
Provident Financial Services, Inc.
Susquehanna Bancshares, Inc.
UMB Financial Corporation
Valley National Bancorp
Webster Financial Corporation
Wintrust Financial Corporation
Wilmington Trust Corporation
In addition to the peer group, the consultant included data from other industry databases and surveys including Watson Wyatt Financial Institutions Benchmark Survey, Mercer Financial Services Survey, and Pearl Meyer & Partners’ own database of financial services companies’ proxy data. All data sources reflected an appropriate scope perspective. Data and competitive perspective were assessed relative to base salary, total cash compensation, short and long-term incentives, total direct compensation, benefits and other compensation, and total compensation. Pay-performance relationships between the Company and the peer group were also reviewed. The Committee reviewed data individually and in aggregate. Data from this analysis is used to develop pay guidelines and serve as a reference for decisions.
Pay for Performance and Pay Mix
We believe Key Executives should have a significant portion of their compensation tied to performance. In setting our compensation guidelines we target approximately 50% of total direct compensation (cash plus equity) in the form of performance-based incentive compensation.

We consider many factors when measuring the performance of the Company and Key Executives. Performance is defined to reflect a balanced view of short and long-term Company and individual performance, as well as the achievement of business goals. While our ultimate view is long-term performance and increasing stockholder value, we believe this is achieved by focusing on a foundation of strong Company performance. As a result, our compensation program reflects a “portfolio” of performance measures and rewards and a Balanced Scorecard approach to goal setting. While each component may reflect different performance drivers and reward opportunity, the aggregate result is ensuring compensation is aligned with performance. The table below summarizes how we define performance and how it relates to pay. Actual pay will vary year to year to reflect the combination of our annual performance and long-term achievements.

Pay Relative to Performance
		Below Target	Target	Superior
Component	How Performance is Measured	Performance	Performance	Performance

Base Salary	• Individual performance, contribution and experience
• Net income
Short-Term Incentive	• Balanced Scorecard metrics (e.g. customer, people, stockholders)	Pay Below Market (i.e. 25th percentile)	Pay Market (i.e. 50th percentile)	Pay Above Market
Long-Term Incentive (equity)	• Earnings per share relative to industry and business plan goal
Total Direct Compensation (cash plus equity)	• Aggregate of multiple performance measures
While we set targets for each individual component of compensation, we consider the total package when assessing our objective for pay for performance. We also recognize that the performance period and rewards are not always measured at the same time. As a result, the executive compensation philosophy strives to provide appropriate balance and view of performance with a focus on providing stockholder returns over a long-term.
Risk Assessment Process
In early 2009, we enhanced our current risk assessment processes to comply with the Treasury’s requirement that all incentive plans be reviewed to ensure they do not motivate unnecessary and excessive risk that threatens the value of the Company. As a community bank regulated by the Office of Thrift Supervision, we have always adhered to a conservative and balanced approach to risk. Our management and Board conduct regular reviews of our business to ensure we remain within appropriate regulatory guidelines and appropriate practice. Our executive compensation program has always reflected a balanced approach to rewarding performance across many different types of financial, customer, and employee performance measures.
Accordingly, we conducted a thorough review of our 2008 incentive plan. Executives in our finance, compliance, legal and credit functions served as our risk team for purposes of conducting the review. They worked in conjunction with the Senior Vice President, Human Resources, and the independent compensation consultant. After reviewing our executive compensation plans, a number of factors were evaluated, including, but not limited to:
•	risks that could adversely affect the Company’s financial condition;
•	incentive plan metrics aligned with our business strategy;
•	plans with controls to avoid excessive risk taking;
•	plans which focus executives on long-term performance that aligns with stockholder return;
•	performance comparable to industry/peers; and
•	the composition of our Balanced Scorecard.
We concluded that our executive incentive programs provide appropriate balance across many performance measures, controls on the range of payouts, as well as Committee discretion in making awards. Therefore, we do not believe we encourage or otherwise reward unnecessary and excessive risk taking.
2008 Compensation Decisions
The Committee seeks to ensure its decisions support the defined compensation philosophy and operating guidelines and principles.
Base Salary
Base salary provides compensation to our Key Executives that reflects their role at the Company. Base salaries are reviewed annually and adjusted as appropriate to reflect each Key Executive’s performance, contribution and experience relative to the market. Base salary levels are a foundational component of compensation as we generally link the amount of incentive compensation to a Key Executive’s base salary. At lower executive levels, base salaries represent a larger portion of total compensation, but at senior executive levels fixed compensation is progressively replaced with larger variable compensation opportunities.

2008 base salary increases reflect market adjustments to bring pay levels up to competitive norms. In the past, we subscribed to a conservative approach to base salaries with a defined philosophy to target below market pay levels. As a result of the consultant’s market analysis and increased demand to hire talent outside the Company, the Committee shifted its philosophy to pay salaries competitive with market median. Effective February 2008, base salary adjustments were made to executive salaries to bring them to median pay levels. While the focus for 2008 was to bring executive salaries to market median, going forward, the Committee will issue pay guidelines for each role that reflects a salary range of +/-20% of median. The range will allow the Committee to adjust salaries to reflect each executive’s performance, contribution, and experience in that role.
Salaries approved for the Named Executive Officers for 2008 were as follows:

Name and Principal Position	2008 Salary

John R. Koelmel, President and CEO	$625,000
Michael W. Harrington, CFO	300,000
Daniel E. Cantara, EVP	300,000
J. Lanier Little, EVP	300,000
Frank J. Polino, EVP	260,000
In light of the superior performance in 2008 and in consideration of the pay guidelines, salary increases were made in 2009 with new base salaries as follows: Mr. Koelmel, $700,000; Mr. Harrington, $350,000; Mr. Cantara, $330,000; Mr. Little, $315,000; and Mr. Polino, $266,500.
Short-Term Cash Incentives
Key Executives participate in the Company’s Pinnacle incentive plan (“Pinnacle”) which is designed to reward performance relative to the Company’s Balanced Scorecard performance indicators. Pinnacle is designed to:
•	support our strategic business objectives;
•	promote the attainment of specific financial goals; and
•	reward achievement of specific company, team, and individual performance objectives.
Funding of the Pinnacle incentive pool is based on the Company achieving pre-determined net income goals. If threshold (85% of target) or minimum net income is not achieved, incentive payments are not funded and may not be paid. Once the Company achieves threshold performance, a portion (50%) of the incentive pool is funded. If the Company achieves target net income goals, the plan funds at 100%. As net income increases beyond target, the incentive pool increases, to a cap of 150%. The Committee has discretion to modify plan payouts as appropriate to ensure plan objectives are met.
For 2008, the Company’s target goal was $81.8 million in operating net income and threshold net income was $69.5 million. Actual 2008 operating earnings were $89.7 million. As a result of achieving 110% of target performance, the incentive pool was funded at 120% of target opportunity. Target incentive opportunity is defined as a percentage of base salary for each Key Executive, based on his/her role. Incentive targets for 2008 were reduced from those previously awarded/targeted (to align with new compensation philosophy) and range from 40% to 60% for the Named Executive Officers. Once the funding level is determined, the incentive opportunity is adjusted accordingly.
Actual payouts are then modified based on achievement of the Company’s Balanced Scorecard as well as individual performance. Results of the Balanced Scorecard are weighted 80% and individual performance (reflecting key accountabilities for Key Executives) is weighted 20%. As a result of the Balanced Scorecard and individual performance, each executive receives an overall performance score (i.e. percentage) which adjusts the funded award, up to a maximum of 150%.
For 2008, the Balanced Scorecard measures and weights were as follows:

Balanced Scorecard Measure	Metrics		Weight
Stockholder	•	Earnings per share(1)
	•	Total stockholder return compared to peers
	•	Return on equity(1)	40%
	•	Net loan charge offs
	•	Efficiency ratio
	•	Checking deposits per branch
Customer	•	Customer loyalty
	•	Accounts serviced per household
	•	Relationship retention	20%
	•	Revenue per full time equivalent
	•	Net new checking accounts
People	•	High performer retention
	•	% internal hires in key positions	20%
	•	Teller turnover
Individual Performance	•	Achieve key accountabilities	20%

(1)	Adjusted for Great Lakes Bancorp, Inc. integration costs, follow-on syndicated stock offering, and CPP dividend

At the end of the year, performance is assessed relative to the Balanced Scorecard and individual goals. While each specific goal within the scorecard has a target performance level, the Committee has the flexibility and discretion to rate each Balanced Scorecard measure in aggregate (i.e. stockholder, customer, people, and individual). Even in light of the challenging operating conditions, we were able to distinguish ourselves from our peer group and the banking industry at large as evidenced by our superior total stockholder return and earnings per share growth during 2008. Our success during the year was also evidenced by our customer loyalty and employee engagement scores which are considered “best in class.” Overall, the Committee assessed performance for each of the categories as follows:

Balanced Scorecard Measure	Rating	Multiplier	Rationale
Stockholder	Superior	150%	Primarily a reflection of the Company’s strong performance relative to peers:
			• Total stockholder return of 34% compared to negative 49% for peers
			• EPS growth outperformed 84% of peers
			Performance for other goals generally ranged from 94% to 108%.
Customer	Achieved all	100%	Most performance measures came in at target (99% to 106% of goal).
People	Achieved all	100%	All performance goals within 95% to 100% of target.
Individual Performance	All executives exceeded goals	120% to 140%	Accountabilities and specific individual goals vary by executive. Overall, all named executive officers exceeded their individual goals.
For 2008, the combination of Company performance and the individual performance score resulted in incentive awards ranging from 150% to 154% of target for each of the Named Executive Officers. We believe that these awards are consistent with our pay for performance philosophy. In contrast, our 2007 short-term incentive awards ranged from 29% to 39% of base salary for Named Executive Officers. Accordingly, the Committee reviewed the results of the Balanced Scorecard and confirmed the payouts based on the belief that in light of the economic recession and financial uncertainty, the executives of the Company retained exceptional performance throughout the year. Final awards for Named Executive Officers were approved as follows:

	Target	Actual
Name and Principal Position	(as % of base salary)	(as % of base salary)
John R. Koelmel, President and CEO	60%	92%
Michael W. Harrington, CFO	50%	77%
Daniel E. Cantara, EVP	50%	77%
J. Lanier Little, EVP	50%	77%
Frank J. Polino, EVP	40%	60%
Long-Term Incentive Program (“LTIP”)
Long-term incentives are equity based and are designed to align executives with stockholder interests and focus attention on long range performance. The Committee believes equity awards focus executives on sustained, long-term financial performance which are in the best interests of our stockholders.
Target award opportunities reflect our philosophy to provide market competitive total compensation that is performance based (i.e. no value will be provided unless value is delivered to our stockholders). Target awards are defined as a percentage of base salary. In 2008, the target awards for the Named Executive Officers were reduced from those of 2007 to align with the new compensation philosophy, and ranged from 40% to 75% of base salary for Named Executive Officers. These award targets reflect our philosophy of placing a significant, yet appropriate, focus on long-term compensation. In addition, the components of the long-term incentive awards were simplified during 2008. In 2008, executives received a combination of nonqualified stock options and performance based awards in accordance with the following:
•	50% of the award consisted of nonqualified stock options, which vest ratably over three years. Stock options reward future stock price appreciation and align executives with stockholders since there is no value unless stock price increases.

•	50% of the award was granted as performance-based restricted stock which is earned based on the Company’s diluted earnings per share (“EPS”). The payout of the 2008 award was determined based on 2008 diluted earnings per share growth relative to industry peers and our diluted EPS relative to our budgeted goal of $0.75 per share. Our industry peers are defined as those in SNL’s Bank and Thrift Mid Cap Index. The rationale for using an industry index is to provide a larger, more reliable data size, and to ensure objectivity in the selection of peers. Once the performance condition has been met, the award will vest ratably one-third immediately and one-third for each of the next two years. If a defined threshold is not met, the award will be forfeited.

Below is a matrix showing the potential 2008 award that could have been earned based on year end 2008 performance. The Company’s reported diluted EPS of $0.81 was 108% of target performance of $0.75, and we outperformed 84% of our peers. Based on these results, payout will be between 125% and 150%.

STEP 1:	STEP 2: Interpolate Payout Relative to Actual Diluted EPS
Diluted EPS Growth	(actual goals to be determined as part of the business planning process)
Relative to Industry Index	< Threshold	Threshold	Target	Stretch

Below 35th percentile	0%	0%	0%	0%
35th – 45th percentile	0%	25%	75%	100%
46th – 65th percentile	0%	50%	100%	125%
Above 66th percentile	0%	75%	125%	150%
Retirement Plans
Defined Benefit Pension Plan

We maintain a tax-qualified defined benefit pension plan (the “Retirement Plan”) for which participation and benefit accruals have been frozen since 2002. Additionally, any pension plans acquired in connection with previous whole-bank acquisitions, and subsequently merged into the Retirement Plan were frozen prior to or shortly after completion of the transactions.
All benefits identified in each of the prior plan documents as protected benefits are preserved in the plan document. Accordingly, each of the separate plans’ benefit formulas is preserved in the consolidated plan. No employees are permitted to enter the plan and future salary increases and years of credited service will not be considered when computing benefits under the plan. However, an executive who was not fully vested in his or her accrued benefit under any one of the plans will continue to earn vesting credit in his or her accrued benefit under the Retirement Plan following the restatement.
Each year we evaluate the need to contribute an amount to the Retirement Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974. For the Retirement Plan year ended September 30, 2008, no contribution was necessary. At December 31, 2008, the market value of the Retirement Plan assets equaled approximately $60.9 million.
Of the Key Executives, only Mr. Polino is entitled to a benefit (upon reaching retirement age as defined by the plan), based on his participation in the Retirement Plan prior to the date such plan was frozen.
401(k) Plan
All employees, including Key Executives, are eligible to participate in our employer sponsored 401(k) plan. Under the plan, employees may make contributions, in the form of salary deferrals, up to the maximum Internal Revenue Code limit. We contribute an amount to the plan equal to 100% of the first 2% of an employee’s contributions plus 75% of an employee’s contributions between 3% and 6%. Our contribution cannot exceed 5% of an employee’s annual compensation.
Employee Stock Ownership Plan (“ESOP”)
All employees, including Key Executives, are eligible to participate in our ESOP. Our ESOP holds shares of Common Stock that were purchased in connection with our 1998 initial public offering and 2003 second step offering. The purchases of these shares were funded by loans from the Company. Shares purchased by the ESOP are maintained in a suspense account and held for allocation among the participants. Loan payments are made annually through cash contributions from First Niagara Bank, as well as dividends on allocated and unallocated Common Stock held by the ESOP. As annual loan payments are made, shares are released from the suspense accounts and allocated to employee accounts.
Perquisites and Other Personal Benefits
Key Executives are provided with perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation program to better enable the Company to attract and retain superior employees for our key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to Key Executives. The primary perquisites are club dues and automobile allowances. Key Executives participate in the same health and welfare plans (medical, dental, life, and long-term disability) and discounts on Company products that are available to all other employees.
Attributed costs of the personal benefits described above and certain other benefits for the Named Executive Officers for the fiscal year ended December 31, 2008, are included in the “Summary Compensation Table.”
Change in Control Arrangements
The Company provides Change in Control arrangements to Key Executives. See page 24 for a description of these agreements.

Impact of Accounting and Tax on the Form of Compensation
As a general matter, the Committee takes into account the various tax and accounting implications of compensation and benefits vehicles utilized for Key Executives.
Deductibility of Executive Compensation
As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless it qualifies as performance-based compensation. However, as a result of participation in the CPP, the deductibility of executive compensation is limited to $500,000, and without exceptions for performance-based compensation.
Nonqualified Deferred Compensation
Amounts that are deferred under our nonqualified deferred compensation arrangements after December 31, 2004 are subject to the Internal Revenue Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. All of our deferred compensation plans have been timely updated to comply with Code Section 409A.
Accounting for Stock-Based Compensation
The Company accounts for stock-based payments in accordance with the requirements of SFAS 123(R).
Capital Purchase Program
As part of our participation in the CPP, we have agreed to adhere to strict restrictions relative to compensation for our senior executive officers during the time in which the Treasury holds any equity interest in our Company. The CPP restrictions include:
•	Require a “clawback” (recovery) of bonus and incentive compensation paid to a senior executive officer that was based on financial statements or other performance metric criteria deemed materially inaccurate.

•	Prohibit any golden parachute payments to our senior executive officers.

•	Limit deductibility of compensation to $500,000 without exceptions for performance-based compensation.

•	Require a review of our incentive compensation programs to ensure they are structured to prevent senior executive officers from taking inappropriate risks that threaten our Company’s value.
Our executives waived any claim against the United States or the Company for any changes to compensation or benefits that are required to comply with the regulations issued by the Treasury as published in the Federal Register on October 20, 2008.
Ownership Guidelines and Equity Retention Policy
The Company believes that executives and board members should hold and retain a significant portion of equity compensation granted under the long-term incentive program. During 2008, the Compensation Committee enhanced its ownership guideline policy to include a holding requirement.
Executives are expected to hold 75% of any shares received (net of taxes). In addition, executives must achieve a defined market value of our Common Stock that should be owned within five years of the date being named to an executive position. Specific guidelines are: Five times annual base salary for the Chief Executive Officer and two to three times annual base salary for the other members of our Senior Leadership Team. Directors are expected to achieve ownership of $250,000 in market value which approximates five times the annual cash compensation. The period to achieve compliance will not exceed five years unless approved by the Chief Executive Officer and the Committee. The Committee monitors ownership levels and compliance on an annual basis.

THE COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
As a participant in the United States Department of the Treasury’s Capital Purchase Program, the Compensation Committee certifies that it has reviewed with its senior risk officers the Senior Executive Officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the Company.
The Compensation Committee

G. Thomas Bowers	Daniel W. Judge
George M. Philip	Sharon D. Randaccio (chair)
EFFECT OF THE AMERICAN RECOVERY AND REINVESTMENT ACT OF 2009
The Compensation Discussion and Analysis set forth above was prepared based on various rules, regulations, and laws applicable to the Company prior to the enactment of the American Recovery and Reinvestment Act of 2009 (“ARRA”) on February 17, 2009. The ARRA contains expansive new restrictions on executive compensation for financial institutions participating in the CPP, including our Company, and directs the Treasury to adopt rules implementing such restrictions. These restrictions will impact executive compensation decisions made by the Compensation Committee going forward or until we are no longer subject to such restrictions.
SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2008, 2007, and 2006. When setting total compensation for each of the Named Executive Officers, the Compensation Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.
Based on the fair value of equity awards granted to Named Executive Officers in 2008 and the base salary of these officers, “salary” accounted for approximately 60% of the total compensation for the Named Executive Officers, while incentive compensation accounted for approximately 40% of the total compensation. Because the value of certain equity awards included below is based on SFAS No. 123(R) expense recognized in 2008 rather than the fair value of the 2008 awards granted, these percentages may not be able to be derived using the amounts reflected in the table below.

								Change in Pension
								Value and
								Nonqualified
	Year						Non-Equity	Deferred
Name and Principal	Ended				Stock	Option	Incentive Plan	Compensation	All Other
Position	12/31	Salary		Bonus	Awards(1)	Awards(1)	Compensation(2)	Earnings(3)	Compensation(5)	Total

John R. Koelmel	2008	$600,192		$—	$391,513	$255,518	$576,000	$—	$96,816	$1,920,039
President and CEO	2007	402,308	(4)	—	290,221	235,309	150,922	—	83,409	1,162,169
	2006	274,423		—	93,265	85,332	175,000	—	67,015	695,035

Michael W. Harrington	2008	290,192		—	73,423	60,629	230,400	—	59,443	714,087
Chief Financial Officer	2007	218,846	(4)	—	42,142	51,323	76,032	—	50,550	438,893
	2006	164,461		—	3,735	33,806	52,000	—	37,034	291,036

Daniel E. Cantara III	2008	291,923		—	97,910	69,588	230,400	—	71,659	761,480
Executive Vice President	2007	227,308	(4)	—	82,826	71,030	88,510	—	56,369	526,043
	2006	193,846		—	46,415	42,351	85,800	—	52,774	421,186

J. Lanier Little	2008	259,765		—	62,197	27,450	230,400	—	56,835	636,647
Executive Vice President	2007	—		—	—	—	—	—	—	—
	2006	—		—	—	—	—	—	—	—

Frank J. Polino	2008	255,385		—	88,803	62,975	154,752	3,463	59,947	625,325
Executive Vice President	2007	218,847		—	81,608	70,782	85,485	846	52,089	509,657
	2006	198,079		—	54,099	41,321	102,700	767	51,295	448,261

(1)	The amounts reflect the expense recognized for financial statement purposes for the year ended December 31, 2008, in accordance with SFAS No. 123(R) for options and awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in Note 16 to the Company’s audited financial statements for the year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2009.

(2)	The amounts reflect the cash awards under Pinnacle.

(3)	The amounts reflected represent change in pension value.

(4)	Reflects first full year as CEO for Mr. Koelmel, promotion to CFO for Mr. Harrington, and promotion to Executive Vice President, Commercial Business, for Mr. Cantara.

(5)	The details of “All Other Compensation” are:

		Dividends on
	Year	Unvested						Medical
	Ended	Restricted			ESOP	Club	Auto	Insurance	Relocation	Total All Other
Name	12/31	Stock	401(k)(1)	GTL(2)	allocation(3)	Dues	Expense	Premiums(4)	Expenses(5)	Compensation

John R. Koelmel	2008	$26,586	$14,025	$5,093	$8,332	$24,738	$10,800	$7,242	—	$96,816
	2007	26,718	11,250	3,894	6,031	20,073	7,200	8,243	—	83,409
	2006	8,945	11,000	1,366	6,802	20,326	10,800	7,776	—	67,015

Michael W. Harrington	2008	2,814	12,507	955	8,448	15,145	10,800	8,774	—	59,443
	2007	2,298	11,250	442	6,133	13,184	9,000	8,243	—	50,550
	2006	219	10,783	334	6,764	11,158	—	7,776	—	37,034

Daniel E. Cantara, III	2008	4,861	12,950	961	9,706	22,407	12,000	8,774	—	71,659
	2007	6,123	11,250	723	7,036	14,994	8,000	8,243	—	56,369
	2006	4,300	11,000	606	7,708	10,920	10,464	7,776	—	52,774

J. Lanier Little	2008	5,040	8,672	2,183	—	6,978	11,000	473	22,489	56,835
	2007	—	—	—	—	—	—	—	—	—
	2006	—	—	—	—	—	—	—	—	—

Frank J. Polino	2008	4,873	13,042	829	11,620	8,809	12,000	8,774	—	59,947
	2007	6,039	11,250	696	8,321	9,490	8,050	8,243	—	52,089
	2006	4,670	11,000	622	8,925	9,747	8,555	7,776	—	51,295

(1)	Company contributions pursuant to 401(k) Plan.

(2)	Income imputed on Group Term Life Insurance in excess of $50,000 per employee.

(3)	2008 allocated ESOP shares valued at the fiscal year end 2008 market close price of $16.17.

(4)	Premiums paid on behalf of Named Executive Officers under medical plans available to all Company employees.

(5)	Temporary living expenses and tax gross up associated with relocation.
GRANTS OF PLAN-BASED AWARDS

										All Other
								All Other		Option
								Stock		Awards:		Per Share	Grant Date
								Awards:		Number of		Exercise or	Fair Value of
		Estimated Future Payouts Under Non-			Estimated Future Share Payouts Under			Number of		Shares of		Base Price	Stock and
	Grant	Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Shares of		Underlying		of Option	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock		Options		Awards	Awards

John R. Koelmel	1/28/08	$—	$—	$—	4,875	19,500	29,250	—		125,067	(3)	$12.02	$465,839	(4)

Michael W. Harrington	1/28/08	—	—	—	1,560	6,240	9,360	—		40,020	(3)	12.02	149,066	(4)

Daniel E. Cantara, III	1/28/08	—	—	—	1,560	6,240	9,360	—		40,020	(3)	12.02	149,066	(4)

J. Lanier Little	2/11/08	—	—	—	1,560	6,240	9,360	9,000	(5)	49,020	(6)	12.17	275,570	(7)

Frank J. Polino	1/28/08	—	—	—	1,082	4,326	6,489	—		27,747	(3)	12.02	103,348	(4)

(1)	The amounts reflect potential payments under Pinnacle.

(2)	The threshold amounts reflect the minimum performance-based stock award, pursuant to the Long-Term Incentive Program, which is 25% of the target amount. The maximum amount is 150% of such target amount.

(3)	The amount reflects the number of shares of stock granted pursuant to the Long-Term Incentive Program.

(4)	Represents the sum of target equity incentive awards multiplied by $12.02 and option awards multiplied by $1.8506.

(5)	The amount reflects the number of shares of stock granted pursuant to Mr. Little’s employment with the Company commencing February 11, 2008.

(6)	The amount reflects 9,000 shares of stock granted pursuant to Mr. Little’s employment with the Company commencing February 11, 2008 and 40,020 shares of stock granted pursuant to the Long-Term Incentive Program.

(7)	Represents the sum of target equity incentive awards and other stock awards multiplied by $12.17 plus option awards multiplied by $1.838.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards						Stock Awards
										Equity
										Incentive
										Plan
				Equity						Awards:	Equity Incentive
				Incentive						Number of	Plan Awards:
				Plan Awards:					Market	Unearned	Market or
	Number of	Number of		Number of			Number of		Value of	Shares,	Payout Value of
	Securities	Securities		Securities			Shares or		Shares or	Units or	Unearned
	Underlying	Underlying		Underlying			units of		Units of	Other	Shares, Units or
	Unexercised	Unexercised		Unexercised	Option	Option	Stock That		Stock That	Rights That	Other Rights
	Options	Options		Unearned	Exercise	Expiration	Have Not		Have Not	Have Not	That Have Not
Name	Exercisable	Unexercisable		Options	Price	Date	Vested		Vested	Vested	Vested

John R. Koelmel	30,000	—		—	$14.95	1/12/2014	44,960	(3)	$727,003	35,249	$569,976
	13,700	—		—	12.87	5/4/2014
	35,200	—		—	12.91	5/3/2015
	14,534	7,266	(2)	—	14.83	9/8/2016
	25,000	75,000	(1)	—	14.70	2/20/2017
	15,500	31,000	(2)	—	14.70	1/31/2017
	—	125,067	(2)	—	12.02	1/28/2018

Michael W. Harrington	12,000	—		—	11.78	4/7/2013	5,025	(4)	81,254	11,131	179,988
	6,200	—		—	13.28	5/21/2013
	14,000	—		—	12.87	5/4/2014
	13,125	4,375	(1)	—	12.91	5/3/2015
	4,700	9,400	(2)	—	14.70	1/31/2017
	—	40,020	(2)	—	12.02	1/28/2018

Daniel E. Cantara, III	25,868	—		—	5.3348	6/25/2011	7,600	(5)	122,892	11,371	183,869
	32,335	—		—	6.5177	12/14/2011
	7,217	—		—	11.6785	8/28/2012
	32,335	—		—	11.6785	8/28/2012
	9,800	—		—	13.28	5/21/2013
	11,200	—		—	12.87	5/4/2014
	25,100	—		—	12.91	5/3/2015
	8,867	4,433	(2)	—	14.83	9/8/2016
	5,167	10,333	(2)	—	14.70	1/31/2017
	—	40,020	(2)	—	12.02	1/28/2018

J. Lanier Little	—	9,000	(2)	—	12.17	2/11/2018	9,000	(6)	145,530	8,611	139,240
	—	40,020	(2)	—	12.17	2/11/2018

Frank Polino	62,083	—		—	4.8709	5/1/2011	7,660	(7)	123,862	8,790	142,134
	5,944	—		—	11.6785	8/28/2012
	8,900	—		—	13.28	5/21/2013
	10,600	—		—	12.87	5/4/2014
	25,100	—		—	12.91	5/3/2015
	9,067	4,533	(2)	—	14.83	9/8/2016
	5,234	10,466	(2)	—	14.70	1/31/2017
	—	27,747	(2)	—	12.02	1/28/2018

(1)	Options vest at a rate of 25% per year over the first four years of the ten-year option term.

(2)	Options vest at a rate of 33% per year over the first three years of the ten-year option term.

(3)	5,600 awards vest on a three-year 100% cliff vesting on September 8, 2009, 10,500 awards vest on a three-year 100% cliff vesting on January 31, 2010, all other awards vest at a rate of 20% over five years.

(4)	1,825 awards vest on a 29 month 100% cliff vesting on January 31, 2009 and 3,200 awards vest on a three-year 100% cliff vesting on January 31, 2010.

(5)	3,400 awards vest on a three-year 100% cliff vesting on September 8, 2009, 3,500 awards vest on a three-year 100% cliff vesting on January 31, 2010, all other awards vest at a rate of 20% over five years.

(6)	Awards vest at a rate of 33% per year.

(7)	3,500 awards vest on a three-year 100% cliff vesting on September 8, 2009, 3,500 awards vest on a three-year 100% cliff vesting on January 31, 2010, all other awards vest on a rate of 20% over five years.

OPTION EXERCISES AND STOCK VESTED

			Option Awards		Stock Awards
			Number of Shares		Number of
			Acquired on	Value Realized	Shares Acquired	Value Realized on
Name	Grant date		Exercise	on Exercise	on Vesting	Vesting

John Koelmel	1/14/2004		—	$—	4,000	$42,920
	1/28/2008	(1)			4,170	50,123
	5/3/2005				3,200	46,816
	5/4/2004				860	12,582
	2/20/2007				6,000	73,140

Michael W. Harrington	1/28/2008	(1)	—	—	1,260	15,145

Daniel E. Cantara, III	5/21/2003		—	—	660	9,286
	5/4/2004				700	10,241
	5/3/2005				2,300	33,649
	1/28/2008	(1)			1,380	16,588

J. Lanier Little	—		—	—	—	—

Frank J. Polino	5/21/2003		—	—	600	8,442
	5/4/2004				660	9,656
	5/3/2005				2,300	33,649
	1/28/2008	(1)			1,410	16,948

(1)	Reflects performance-based awards earned based on 2007 results.
PENSION BENEFITS
The table below shows the present value of accumulated benefits payable to Mr. Polino and include the number of years of service credited to him under the Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service	Accumulated Benefit	Last Fiscal Year
Frank J. Polino	The Retirement Plan of the First Niagara Financial Group, Inc.	2.9	17,841	—
First Niagara Bank Management Incentive Deferral Plan
We have a deferred compensation plan for the benefit of Key Executives. Under this plan, the employee is able to elect, on an annual basis, to defer receipt of all or any portion of their annual incentive compensation until the earliest of (i) death; (ii) disability; (iii) normal retirement (age 65); (iv) early retirement (completion of 30 years of service or completion of 20 years of service and attainment of age 55 or completion of 5 years of service and attainment of age 60); or (v) separation from service. In compliance with Code Section 409A, at the time they join the plan each participant elects whether to receive payments in the form of a lump sum or installments over a term no longer than 15 years, to be made starting on the first business day of the calendar month following the date the participant’s service terminates. The employer may make discretionary matching or other contributions to the Plan. All employer contributions are subject to a 6 year graded vesting schedule, where less than 2 years of service = 0% vested, 2 years of service = 20% vested; 3 years of service = 40% vested; 4 years of service = 60% vested; 5 years of service = 80% vested and 6 years of service = 100% vested. Participants self-direct the investment of their account balances among various investment alternatives made available by the employer from time to time. None of the named executive officers are participants in this plan.
We note that the following compensation arrangements; change in control agreements, executive severance plan, and potential payments upon termination or change in control are subject to the restrictions outlined in the American Recovery and Reinvestment Act of 2009, which was signed into law on February 17, 2009, and prohibits severance payments upon separation of service.

Change in Control Agreements
We have entered into Amended and Restated Change in Control agreements with Messrs. Koelmel, Harrington, Cantara, Little, and Polino during 2008, in order to comply with Code Section 409A. The Change in Control agreements had an initial term through December 31, 2008, and thereafter automatically renew for successive two-year periods (three years for Mr. Koelmel), unless notice is given that they will not renew. If the agreement is not renewed, the agreement will expire 30 months from the date of the notice to not renew. Upon a Change in Control, as defined in the Change in Control agreement, and separation from service and termination of employment by the executive for Good Reason or termination without Cause, as each term is defined in the Change in Control agreement, Messrs. Koelmel, Harrington, Cantara, Little, and Polino will receive salary and fringe benefits, through their termination date, any unpaid annual short term incentive for a prior period and payment of accrued but unused vacation. In addition, the executive will receive 200% (300% for Mr. Koelmel) of his base salary, as in effect in the year of termination of employment payable in one lump sum. The executive will also receive medical and health insurance, group term life insurance, automobile allowance, and club membership benefits as in effect on the date of termination for a period of twenty-four months (thirty-six for Mr. Koelmel) beginning with the month next following the month during which the employment terminates. If the executive dies during the twenty-four month period (thirty-six for Mr. Koelmel), any dependent health or medical fringe benefits will be provided for the balance of the twenty-four month period (thirty-six for Mr. Koelmel). The executive will receive an incentive amount equal to 200% (300% for Mr. Koelmel) of his targeted annual short term incentive amount in effect in the year of the termination of employment payable in one lump sum. In the event of a change in control, benefits are subject to reduction under Code Section 280G’s limitation on excess parachute payments.
For 60 months following the date of termination of employment, the Company will continue any indemnification agreement with Messrs. Koelmel, Harrington, Cantara, Little, and Polino and will provide directors’ and officers’ liability insurance insuring him, such coverage to have limits and scope of coverage not less than that in effect on the date of termination of employment. Messrs. Koelmel, Harrington, Cantara, Little, and Polino will each be fully vested in and will have the immediate right to exercise all equity compensation awards including, but not limited to, stock options, restricted stock, stock appreciation rights, and phantom equity awards, which he has received in connection with his employment with us.
The agreements provide that Messrs. Koelmel, Harrington, Cantara, Little, and Polino each will receive a lump sum payment in an amount equal to the value of the accrued benefit which was not vested in our 401(k) Plan and ESOP.
For a twelve month period following the termination of employment, the Company will provide each of Messrs. Koelmel, Harrington, Cantara, Little, and Polino with outplacement services in an amount not to exceed $10,000.
Upon Messrs. Koelmel, Harrington, Cantara, Little, and Polino’s termination of employment absent Good Reason, by us for Cause, or on account of death or disability, in any case following a Change in Control, no amounts will be payable under this Agreement.
We have also entered into Change in Control agreements with our Key Executives. The agreements are identical to the ones described above for Messrs. Harrington, Cantara, Little, and Polino.
Executive Severance Plan
We have established a self-insured Executive Severance Plan which covers all executives with executed Change in Control agreements. Each executive (i) whose employment is involuntarily terminated by us for reasons other than for Cause, (ii) who is required to move employment to a location further than 100 miles of the executive’s current place of employment and who does not accept such relocation and terminates employment, or (iii) whose aggregate compensation is materially reduced and who terminates employment will receive a severance payment, if the executive remains in employment with us through his or her release date as established by us.
An executive’s severance payment will be equal to the greater of:
•	The executive’s base salary, determined as of the date of termination, for twelve months (twenty-four for Mr. Koelmel), plus the executive’s targeted incentive amount; or

•	The executive’s base salary, determined as of the date of termination, for eighteen months (thirty-six for Mr. Koelmel). Benefits are paid in accordance with regular payroll practices. In the event of a change in control, benefits are subject to reduction under Code Section 280G’s limitations on excess parachute payments. Noncompetition and nonsolicitation restrictions apply for one year following separation of service.
For a twelve-month period following the termination of employment, we will provide the executive with outplacement services in an amount not to exceed $10,000.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The table below reflects the amount of compensation payable to each of our Named Executive upon voluntary termination of employment, early retirement, without cause termination, termination following a Change in Control, and in the event of disability or death of the executive. The amounts shown assume that such termination was effective as of December 31, 2008, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the Named Executive Officers upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

	Termination without Cause
	or By Executive with Good
	Reason	Disability	Retirement(6)	Death	Change in Control(7)

John R. Koelmel, President & CEO
Cash Wages (1)	$1,875,000	$233,173	$—	$—	$1,875,000
Incentive (2)	—	375,000	—	—	1,125,000
Health, Welfare, Perquisites, and Other Personal Benefits (3)	10,000	8,220	—	—	144,140
Retirement Plans (4)	—	15,596	—	15,596	15,596
Long-Term Incentive Program (5)	—	2,190,396	—	2,190,396	2,190,396
Total	1,885,000	2,822,385	—	2,205,992	5,350,132

Michael W. Harrington, Chief Financial Officer
Cash Wages (1)	$300,000	$113,654	$—	$—	$600,000
Incentive (2)	150,000	150,000	—	—	300,000
Health, Welfare, Perquisites, and Other Personal Benefits (3)	10,000	10,644	—	—	84,589
Retirement Plans (4)	—	—	—	—	—
Long-Term Incentive Program (5)	—	522,469	—	522,469	522,469
Total	460,000	796,767	—	522,469	1,507,058

Daniel E. Cantara III, Executive Vice President, Commercial Business
Cash Wages (1)	$300,000	$117,115	$—	$—	$600,000
Incentive (2)	150,000	150,000	—	—	300,000
Health, Welfare, Perquisites, and Other Personal Benefits (3)	10,000	10,608	—	—	101,432
Retirement Plans (4)	—	—	—	—	—
Long-Term Incentive Program (5)	—	560,654	—	560,654	560,654
Total	460,000	838,377	—	560,654	1,562,086

J. Lanier Little, Executive Vice President, Consumer Banking
Cash Wages (1)	$300,000	$105,000	$—	$—	$600,000
Incentive (2)	150,000	150,000	—	—	300,000
Health, Welfare, Perquisites, and Other Personal Benefits (3)	10,000	1,332	—	—	54,291
Retirement Plans (4)	—	8,915	—	8,915	8,915
Long-Term Incentive Program (5)	—	551,988	—	551,988	551,988
Total	460,000	817,235	—	560,903	1,515,194

Frank J. Polino, Executive Vice President, Operations
Cash Wages (1)	$390,000	$104,500	$—	$—	$520,000
Incentive (2)	—	104,000	—	—	208,000
Health, Welfare, Perquisites, and Other Personal Benefits (3)	10,000	10,435	—	—	73,972
Retirement Plans (4)	—	—	—	—	—
Long-Term Incentive Program (5)	—	447,355	—	447,355	447,355
Total	400,000	666,290	—	447,355	1,249,327

(1)	Cash Wages include salary through the employment agreement term, salary as stipulated in Change in Control (CIC) Agreement, and severance payments in accordance with the Executive Severance Plan.

(2)	Incentive reflects payment at target award paid as directed by the terms of the employment agreement or CIC Agreement.

(3)	Health, Welfare, Perquisites, and Other Personal Benefits reflects the cost to the Company of continuing medical, dental, and life insurance benefits for the contract term or as per the CIC Agreement. This figure also includes automobile allowance, club membership benefits, and the maximum amount allowed for outplacement services for those Executives with a CIC Agreement.

(4)	Retirement Plans reflects the acceleration of vesting of the Company’s 401(k) and Employee Stock Ownership Plans.

(5)	Long-Term Incentive Program reflects the value of shares which would vest within 30 days of the termination notice and the value of accelerated vesting of all previously unvested options and awards.

(6)	The Long-Term Incentive Program allows for vesting to accelerate at normal retirement age. None of the Executives had attained normal retirement age as of December 31, 2008.

(7)	Requires a change in control and a without cause termination by the Company or a termination of employment by the Executive for Good Reason.

PROPOSAL II — ADVISORY NON-BINDING VOTE TO APPROVE OUR EXECUTIVE COMPENSATION PROGRAMS AND POLICIES
The Board believes that the Company’s compensation programs and policies are centered on a pay for performance culture and are strongly aligned with the long-term interests of stockholders.
AARA provides that all participants in the Capital Purchase Program permit a separate shareholder vote to approve the compensation of executives as disclosed pursuant to the compensation rules of the Securities and Exchange Commission. Under this legislation, the stockholder vote is non-binding on, and may not be construed as overruling any decision by the board of directors.
This proposal, commonly known as a “Say on Pay” proposal, gives you as a stockholder the opportunity to vote on our executive pay program through the following resolution:
“Resolved, that the stockholders approve the overall executive pay-for-performance compensation programs and policies of the Company, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding executive compensation in this Proxy Statement.”
Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

PROPOSAL III — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Independent Registered Public Accounting Firm for the year ended December 31, 2008 was KPMG LLP. The Audit Committee has approved the engagement of KPMG to be our Independent Registered Public Accounting Firm for the year ending December 31, 2009, subject to the ratification of the engagement by our stockholders at the Annual Meeting. Representatives of KPMG are expected to attend the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Stockholder ratification of the selection of KPMG is not required by our bylaws or otherwise. However, the Board is submitting the selection of the Independent Registered Public Accounting Firm to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of KPMG, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if it determines that such change is in the best interests of our stockholders.
Fees Paid to KPMG
The aggregate fees billed by KPMG for professional services rendered during 2008 and 2007 are as follows:
Audit Fees
The aggregate fees billed to us by KPMG for professional services rendered for the audit of our annual consolidated financial statements and management’s assessment of the effectiveness of internal controls over financial reporting, review of the consolidated financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by KPMG in connection with statutory and regulatory filings and engagements were $740,000 and $650,000 during 2008 and 2007, respectively.
Audit Related Fees
The aggregate fees billed to us by KPMG for assurance and related services rendered that are reasonably related to the performance of the audit of and review of the consolidated financial statements, and that are not already reported in “Audit Fees” above, were $250,000 and $23,000 during 2008 and 2007, respectively. These services in 2008 were related to providing a comfort letter and consent for our follow-on stock offering. All audit related fees billed by KPMG during 2008 were pre-approved by the Audit Committee.
Tax Fees
The aggregate fees billed to us by KPMG for professional services rendered for tax compliance were $111,140 and $32,050 during 2008 and 2007, respectively. The aggregate fees billed by KPMG for tax advice and tax planning were $26,790 and $63,540 during 2008 and 2007, respectively. These services primarily included the review of tax returns and quarterly tax provisions, audit support, and consultations regarding new legislation. All tax fees billed by KPMG during 2008 were pre-approved by the Audit Committee.
All Other Fees
There were no “Other Fees” for 2008 or for 2007.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the Independent Registered Public Accounting Firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to particular service or category of services and is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chair when necessary, with subsequent reporting to the Audit Committee. The Independent Registered Public Accounting Firm and management are required to report to the Audit Committee quarterly regarding the extent of services provided by the Independent Registered Public Accounting Firm in accordance with this pre-approval policy, and the fees for the services performed to date.
Required Vote and Recommendation of the Board
In order to ratify the appointment of KPMG as Independent Registered Public Accounting Firm for 2009, the proposal must receive a “FOR” vote by at least a majority of the votes cast at the Annual Meeting, either in person or by proxy.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of stockholders, any stockholder proposal to take action at such meeting must be received at our Executive Office, 6950 South Transit Road, P.O. Box 514, Lockport, New York 14095-0514, attention: Corporate Secretary, no later than November 20, 2009. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.
Advance Notice of Business to be Conducted at an Annual Meeting
The Company’s bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board of Directors, the stockholder must give written notice to the Secretary of the Company not less than one hundred and twenty (120) days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. The notice must include the stockholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.
Accordingly, advance written notice for certain business or nominations to the Board to be brought before that meeting must be given to the Company by November 20, 2009. If notice is received after that date, it will be considered untimely, and the Company will not be required to present the matter at the meeting.
OTHER MATTERS
The Board is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.
The Audit Committee Report and the Report of the Compensation Committee included in this proxy statement shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference. The Audit Committee Report shall not otherwise be deemed filed under such Acts.
MISCELLANEOUS
We will incur the costs of soliciting proxies. Upon request, we will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers, and other of our employees may solicit proxies personally or by telephone without additional compensation. We have retained Laurel Hill Advisory Group, LLC, a proxy solicitation firm, to assist in the solicitation of proxies for the Annual Meeting, for a fee of $8,000, plus out-of-pocket expenses.
An additional copy of our annual report on Form 10-K for the year ended December 31, 2008, will be furnished without charge upon written or telephonic request to Linda Mussen, Senior Executive Assistant, 6950 South Transit Road, P.O. Box 514, Lockport, New York, 14095-0514 or call (716) 625-7573.

Lockport, New York	John Mineo
March 20, 2009	Corporate Secretary